                                                                     Exhibit 2.1




                            ASSET PURCHASE AGREEMENT


                                   dated as of


                                  May 29, 2001,


                                      among


                                  IExalt, Inc.,


                                       and


                                  711.NET, Inc.

                                TABLE OF CONTENTS

                                     SECTION                          PAGE


                                    ARTICLE I

                                   DEFINITIONS

      1.1   Definitions                                                 1
      1.2   Interpretation                                              4
                                   ARTICLE II

        SALE OF ASSETS, LIABILITIES NOT ASSUMED AND RELATED TRANSACTIONS

      2.1   Purchase and Sale of Assets                                 4
      2.2   Liabilities Not Assumed                                     4
      2.3   Purchase Price and Allocation                               5
      2.4   Payment of Purchase Price                                   5

                                   ARTICLE III

                            CLOSING AND RELATED ITEMS

      3.1   Closing Date                                                6
      3.2   Items to be Delivered at the Closing By Seller              6
      3.3   Items to be Delivered at the Closing by Buyer               6

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      4.1   Organization and Related Matters                            7
      4.2   Contracts                                                   7
      4.3   Condition of Property                                       7
      4.4   Intangible Property                                         7
      4.5   Authorization                                               8
      4.6   No Conflicts                                                8
      4.7   Legal Proceedings                                           8
      4.8   Minute Books                                                8
      4.9   Compliance with Law                                         8
      4.10  No Brokers or Finders                                       8
      4.11  Accuracy of Information                                     8
      4.12  Capital Adequacy                                            9
      4.13  Subscribers                                                 9

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      5.1   Organization and Related Matters                            9
      5.2   Authorization                                               9
      5.3   No Conflicts                                                9
      5.4   No Brokers or Finders                                       9

                                   ARTICLE VI

                               COVENANTS OF SELLER

      6.1   Noncompetition                                             10
      6.2   Nondisclosure of Proprietary Data                          10

                                   ARTICLE VII

                                 INDEMNIFICATION

      7.1   Obligations of Seller                                      10
      7.2   Obligations of Buyer                                       11
      7.3   Procedure                                                  11
      7.4   Survival                                                   12
      7.5   Notice by Seller                                           12
      7.6   Not Exclusive Remedy                                       12

                                  ARTICLE VIII

                                     GENERAL

      8.1   Amendments; Waivers                                        13
      8.2   Schedules; Exhibits; Integration                           13
      8.3   Best Efforts; Further Assurances                           13
      8.4   Governing Law                                              13
      8.5   No Assignment                                              14
      8.6   Headings                                                   14
      8.7   Counterparts                                               14
      8.8   Publicity and Reports                                      14
      8.9   Confidentiality                                            14
      8.10  Parties in Interest                                        15
      8.11  Notices                                                    15
      8.12  Expenses                                                   16
      8.13  Remedies; Waiver                                           16
      8.14  Attorney's Fees                                            16
      8.16  Severability                                               16


EXHIBIT A         Bill of Sale and Assignment                          18

EXHIBIT B         Assets used in/ related to the Consumer Business     20

EXHIBIT C         Reseller Agreement                                   21

                            ASSET PURCHASE AGREEMENT


This Asset Purchase Agreement (the "Agreement") is entered into as of May 29, 2001, by and among iExalt, Inc., a Nevada corporation (the "Seller"), and 711.NET, Inc., a North Carolina corporation (the "Buyer").

                                 R E C I T A L S


WHEREAS, Seller owns all of the assets used in connection with (i) the Internet dial-up services and (ii) the Internet Filter services it offers to its consumer clients and, (iii) other internet services as specified (the "Consumer Business"), .

WHEREAS, Seller desires to sell, assign, transfer, convey and deliver to Buyer and Buyer desires to purchase all of Seller's right, title and interest in all of Seller's subscribers, selected other assets used in, related to, and common and necessary to the operations of the Consumer Business and certain tangible/intangible property, together (Exhibit B), on the terms and conditions set forth in this Agreement; and


      NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound, the parties agree as follows:


                                    ARTICLE I

DEFINITIONS

      1.1   DEFINITIONS.

As used in this Agreement and the Exhibits delivered pursuant to this Agreement, the following definitions shall apply.

"Action" means any action, complaint, investigation, petition, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

"Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person.

"Agreement" means this Agreement by and among Buyer and Seller as amended or supplemented together with all attached Exhibits and Schedules.


"Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

"Associate" of a Person means

(a) a corporation or organization (other than a party to this Agreement) of which such person is a director, an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

(b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and

(c) any relative or spouse of such person or any relative of such spouse who has the same home as such person or who is a director or officer of any Affiliate of Seller.

"Closing" means the consummation of the transaction contemplated by this Agreement.

"Closing Date" has the meaning specified in Section 3.1.

"Code" means the Internal Revenue Code of 1986, as amended.


"Consumer Business" means the business of connecting dial-up consumer subscribers to the Internet, Email Only Accounts, Filter Only Accounts, ISDN Customer Accounts, Web Hosting Service Accounts and the business of providing business customers collocation, email services and T-1 Access to the Internet also known as "Other Services" as described in "Exhibit B".


"Contract" has the meaning specified in Section 2.1(d).

"Existing Subscribers" has the meaning specified in Section 2.1(a).

"Encumbrance" means any claim, charge, lease, covenant, easement, encumbrance, security interest, lien, option, pledge, rights of others or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise.

"GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

"Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

"Indemnifiable Claim" means any Loss for or against which any party is entitled to indemnification under this Agreement.

"Indemnified Party" means the party entitled to indemnity hereunder.

"Indemnifying Party" means the party obligated to provide indemnification hereunder.

"Intangible Property" means all copyrighted material related to the Consumer Business, including all rights to the name Cleanweb and all derivations thereof; all websites used in the Consumer Business; all domain names used in the Consumer Business; all goodwill associated with the Consumer Business (the

"Goodwill"); all marketing materials; all of Seller's books and records relating to the Subscribers; transferable Permits; and all Marks associated with the Consumer Business.


"Law" means any constitutional provision, statute or other law, rule, regulation or interpretation of any Governmental Entity and any Order.

"Loss" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

"Mark" means, whether registered or not, any brand name, copyright, patent, service mark, trademark, trade name, trade programming and all registrations or application for registration of any of the foregoing.

"Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

"Permit" means any license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

"Person" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

"Purchase Price" has the meaning set forth in Section 2.3.

"Purchased Assets" has the meaning set forth in Section 2.1.

"Reseller Agreement" means the agreement by and between the Buyer and Seller, to be agreed upon at a later date, under which Buyer agrees to compensate Seller for any cross marketing activities Seller initiates on behalf of Buyer. (Exhibit
C).

"Subscribers" has the meaning specified in Section 2.1(a).

"Subscriber Account" means Consumer Business account for any Subscriber not currently maintained by Buyer.

"Systems" has the meaning specified in Section 2.1(e).

"Tax" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

"Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes.


1.2 INTERPRETATION. For all purposes of this Agreement, except as otherwise expressly provided,

(a) the terms defined in this ARTICLE I have the meanings assigned to them in this ARTICLE I and include the plural as well as the singular;

(b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement;

(d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

(e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

                                   ARTICLE II

                     SALE OF ASSETS, LIABILITIES NOT ASSUMED
                            AND RELATED TRANSACTIONS


2.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, on the Closing Date Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, the following assets, properties, rights, privileges, claims and contracts owned by Seller and used in connection with the Consumer Business as defined herein, and provided in part, as Exhibit B,(the "Purchased Assets"):

            (a) All of Seller's (i) subscribers who as of the date hereof, pay a charge to access the Internet through Buyer's services (the "Existing Subscribers"); (ii) Subscriber lists, Subscriber relationships, mailing lists, and all records with respect to such lists and Subscriber files owned and maintained by Seller relating to the Consumer Business.

            (b) Certain of Seller's third party contracts, including network contracts, vendor contracts, strategic alliances, spokespersons or other promotional agreements for Seller used in connection with the Consumer Business.

            (c) Information services systems, technology, licenses and software used in the Consumer Business and common and necessary for servicing Subscribers (the "Systems").

            (d) All other related items of Seller common and necessary to the conduct of the Consumer Business.


      2.2 LIABILITIES NOT ASSUMED. Buyer shall not assume, shall not take subject to and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of Seller or any Affiliate of Seller, (the "Excluded Liabilities") including, but not limited to, the following:

(i) Any liabilities or obligations incurred, arising from or out of or in connection with Seller's operations and products, the condition of its assets or places of business, its ownership of the Purchased Assets or its

Taxes and employees.

      (ii) Any liabilities or obligations incurred, arising from or out of, in connection with or as a result of claims made by or against Seller whether before or after the Closing Date that arise out of events before the Closing Date or Seller's acts and omissions after the Closing Date.

      2.3 PURCHASE PRICE AND ALLOCATION. In consideration for the sale, conveyance, transfer and delivery of the Purchased Assets and upon the terms and subject to the conditions set forth in this Agreement, Buyer shall pay to Seller the "Purchase Price", which shall be an amount equal to "One Times Annual Gross Revenue" of Sellers Consumer Business, less credits and adjustments for revenue/expense tied to pre-paid accounts of the Seller (the "Pre-Paid Revenue").


      (A) The Purchase Price for the Purchased Assets shall be $1,456,000.00 (Exhibit B-1), less Pre-paid revenue/expense adjustment of $72,000.00 (Exhibit B-2).

      (B)   The Purchase Price shall be paid as follows:

            (i) $150,000.00 cash upon closing (cashiers check or wire transfer); plus

            (ii) $24,000.00 per month for the first twelve (12) months, payable in equal installments (by wire transfer), such payments which shall represent the credit and adjustments for Pre-paid Revenues received by Seller; plus

            (iii) $30,000.00 per month for the second twelve (12) months, such payments from (ii) and (iii) totaling $648,000.00. The first payment shall commence 30 days from the date Seller transitions the Consumer Business to the Buyer; plus

            (iv) A Ten percent (10%) equity interest of Buyer in an amount equal to the Purchase Price less payment provided in sections
                  2.3 (b) (i), (ii) and (iii) above. Such equity interest shall be payable by shares of common stock of Buyer delivered within 30 days after "Closing Date".

2.4 PAYMENT OF PURCHASE PRICE. All payments to be made under this Agreement by Buyer to Seller shall be made in either cash or shares of common stock of Buyer (the "Buyer Common Stock") the price of which is $1.50 per share. In the event of a stock split, reverse stock split or similar recapitalization after the Closing Date, the price per share, and the number of shares shall be adjusted accordingly.

      It is understood that the Buyer will issue a note payable to the Seller, with a first security lien in the amount of the assets sold, in exchange for the twenty-four month notes. The Buyer may prepay the Purchase Price at any time without penalty, and Seller shall have the option to convert all or a portion of Buyers debt (note) to equity in Buyer at a preferred stock price of $1.50 per share, at which option to convert must be exercised prior to May 31, 2003.


                                   ARTICLE III

                            CLOSING AND RELATED ITEMS

3.1 CLOSING DATE. Upon the terms and subject to the conditions set forth in this Agreement, the Closing shall take place no later than May 30, 2001, or at such other location and time as Seller and Buyer may agree in writing (the "Closing Date").

3.2 ITEMS TO BE DELIVERED AT THE CLOSING BY SELLER. At the Closing, Seller shall deliver or cause to be delivered to Buyer:


(a) A Bill of Sale and Assignment in the form of EXHIBIT A conveying title to the Purchased Assets;

(b) Copies of resolutions duly adopted by the board of directors of Seller authorizing and approving Seller's performance of the transactions contemplated hereby and the execution and delivery of this Agreement.

(c) All other exhibits as defined herein including "Exhibit B" and "Exhibit D".

3.3 ITEMS TO BE DELIVERED AT THE CLOSING BY BUYER. At the Closing, Buyer shall deliver to Seller:

            (a)   Cashiers Check or execute wire transfer of $150,000 to Seller.

            (b)   Promissory Note Payable to Seller reflecting the notes payable above in section 2.3 (b) (ii) & 2.3 (b) (iii). Such payments shall commence as defined in Section 2.3 (b)
                        (iii) above defined.

            (c)   Buyer's Board Resolution authorizing and approving issuance of
                        Common Stock to Seller in the amount resulting in an equity interest of 10% of Buyer and such stock certificates to be delivered no later than 30 days after Closing Date.

            (d)   Copies of resolutions duly adopted by the board of directors of Buyer authorizing and approving Buyer's performance of the transactions contemplated hereby and the execution and delivery of this Agreement.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                    OF SELLER

Seller represents, warrants and agrees for the benefit of Buyer as follows:


4.1 ORGANIZATION AND RELATED MATTERS. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller has all necessary corporate power and authority to carry out its business as now being conducted. Seller has the necessary corporate power to execute, deliver and perform this Agreement and any related agreements and documents to be delivered herewith.

 4.2 CONTRACTS. EXHIBIT B lists each Contract to which Seller is a party or to which Seller is subject that constitutes a Purchased Asset under this Agreement. Unless otherwise noted in EXHIBIT B, each such Contract was entered into in the ordinary course of business. True, correct and complete copies of the agreements appearing on EXHIBIT B, including all amendments and supplements, shall be delivered to Buyer. Each Contract is valid and existing; Seller has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued; and no breach or default, alleged breach or default, or event that would (with the passage of time, notice or both) constitute a breach or default thereunder by Seller (or, to the best knowledge of Seller, any other party or obligor with respect thereto), has occurred or as a result of this Agreement or its performance will occur. Except as set forth in EXHIBIT B, consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, Seller.

4.3 CONDITION OF PROPERTY. To the best of Sellers knowledge, Seller has good and marketable title to the Purchased Assets, free and clear of any Encumbrances. Seller has all rights, power and authority to sell, convey, assign, transfer and deliver the Purchased Assets to Buyer in accordance with the terms of this Agreement. At the Closing, Seller shall deliver the Purchased Assets to Buyer, free and clear of any Encumbrances.

4.4 INTANGIBLE PROPERTY. Marks and other Intangible Property that constitutes a Purchased Asset under this Agreement. Such assets include all Permits or other rights with respect to any of the foregoing. To the best of Seller's Knowledge, Seller has complete rights to and ownership of all Intangible Property. Seller does not use any Intangible Property by consent of any other person and are not required to and do not make any payments to others with respect thereto. The Intangible Property of Seller is fully assignable free and clear of any Encumbrances. Seller has not received any notice to the effect (or is otherwise aware) that the Intangible Property or any use by Seller of any such property conflicts with or infringes (or allegedly conflicts with or infringes) the rights of any Person.

4.5 AUTHORIZATION. The execution, delivery and performance of this Agreement and any related agreements by Seller have been duly and validly authorized by the Board of Directors of Seller and by all other necessary corporate action on the part of Seller. This Agreement (and any related agreements) constitutes the legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.


 4.6 NO CONFLICTS. The execution, delivery and performance of this Agreement and any related agreements by Seller will not violate the provisions of, or constitute a breach or default (whether upon lapse of time or the occurrence of any act or event or otherwise) under, (a) the articles of incorporation or bylaws of Seller, (b) any Law to which Seller is subject or (c) any Contract of Seller, or result in the imposition of any Encumbrance against any of the Purchased Assets.

4.7 LEGAL PROCEEDINGS. There is no Order or Action pending, or, to the best knowledge of Seller, threatened, against or affecting Seller or any of its properties or assets that individually or when aggregated with one or more other Orders or Actions has or if determined adversely might reasonably be expected to encumber or to have a material adverse effect on the Purchased Assets, Seller's ability to perform this Agreement or any aspect of the transactions contemplated by this Agreement.

4.8 MINUTE BOOKS. The minute books of Seller accurately reflect all actions and proceedings taken to date by the respective stockholders, boards of directors and committees of Seller, and such minute books contain true and complete copies of the charter documents of Seller and all related amendments.

4.9 COMPLIANCE WITH LAW. Seller is organized and has conducted its business in accordance with applicable Laws, and the forms, procedures and practices of Seller are in compliance with all such Laws in all material respects.

4.10 NO BROKERS OR FINDERS. No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions.

4.11 ACCURACY OF INFORMATION. All information furnished by or on behalf of Seller to Buyer, its agents or representatives in connection with Seller, the Consumer Business and the Purchased Assets, this Agreement and the transactions contemplated by this Agreement is true and complete in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein not misleading. None of the information supplied or to be supplied by or on behalf of Seller (a) to any Person for inclusion, or included, in any document or application filed with any Governmental Entity having jurisdiction over or in connection with the transactions contemplated by this Agreement or (b) to Buyer, its agents or representatives in connection with these transactions or this Agreement, did contain, or at the respective times such information is delivered or becomes effective, will contain any untrue statement of a material fact, or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any of such information at any time subsequent to its delivery becomes untrue or misleading in any material respect, Seller will promptly notify Buyer in writing of such fact and of the reasons for such change.

4.12 CAPITAL ADEQUACY. Seller both before and after giving effect to the transactions contemplated by this Agreement will have sufficient capital with which to engage in its ongoing business.

4.13 SUBSCRIBERS. EXHIBIT B lists the names of and describes all of Seller's Existing Subscribers. Seller has not received any notice and has no reason to believe that any Existing Subscriber (x) has ceased, or will cease, to use the Seller's service, (y) has substantially reduced or will substantially reduce, the use of Seller's services or (z) has sought, or is seeking, to reduce the price it will pay for Seller's products, including in each case after the consummation of the transactions contemplated hereby.



                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

Except as otherwise indicated on the attached Schedules, Buyer represents, warrants and agrees as follows:

5.1 ORGANIZATION AND RELATED MATTERS. Buyer is a corporation duly organized, validly existing and in good standing under the laws of North Carolina. Buyer has all necessary corporate power and authority to carry on its business as now being conducted. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party.

5.2 AUTHORIZATION. The execution, delivery and performance of this Agreement and any related agreements by Buyer have been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

5.3 NO CONFLICTS. The execution, delivery and performance of this Agreement and any related agreements by Buyer will not violate the provisions of, or constitute a breach or default whether upon lapse of time or the occurrence of any act or event or otherwise under (a) the articles of incorporation or bylaws of Buyer, (b) any Law to which Buyer is subject or (c) any Contract to which Buyer is a party that is material to the financial condition, results of operations or conduct of the business of Buyer.

5.4 NO BROKERS OR FINDERS. No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

                                   ARTICLE VI

                               COVENANTS OF SELLER

6.1  NONCOMPETITION.


(a) RESTRICTIONS ON COMPETITIVE ACTIVITIES. Seller agrees that, after the Closing, Buyer shall be entitled to the goodwill of the Consumer Business and shall protect and preserve the same to the maximum extent permitted by law. Seller also acknowledge that their management contributions to the Consumer Business have been uniquely valuable and involve proprietary information that would be competitively unfair to make available to any competitor of the Consumer Business. For these and other reasons and as an inducement to Buyer to enter into this Agreement, Seller agrees that for a period of two years after the date hereof none of them will directly or indirectly, for their own benefit or as agent for another, carry on or participate in the ownership, management or control of, or the financing of, or be employed by, or consult for or otherwise render services to, or allow the Seller's name or reputation to be used in or by any other present or future business enterprise that competes with Buyer, or any Affiliate of Buyer, in the Consumer Business as of the Closing Date.

(b) SPECIAL REMEDIES AND ENFORCEMENT. Seller recognizes and agrees that a breach by Seller of any of the covenants set forth in this SECTION 6.1 could cause irreparable harm to Buyer, that Buyer's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against Seller, in addition to any other rights and remedies that are available to Buyer. If this
SECTION 6.1 is more restrictive than permitted by the Laws of any jurisdiction in which Buyer seeks enforcement hereof, this SECTION 6.1 shall be limited to the extent required to permit enforcement under such Laws. In particular, the parties intend that the covenants contained in the preceding portions of this
SECTION 6.1 shall be construed as a series of separate covenants If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this paragraph, then such unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

6.2 NONDISCLOSURE OF PROPRIETARY DATA. After the Closing, neither Seller, or their representatives, shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret, confidential information or other proprietary data (including, but not limited to, any customer list, record or financial information concerning the Consumer Business or the business or policies of Seller related to the Consumer Business) that Seller or any of their representatives may have learned as an owner or a stockholder, employee, officer or director of the Consumer Business.


                                   ARTICLE VII

                                 INDEMNIFICATION


7.1 OBLIGATIONS OF SELLER. Seller agrees to indemnify and hold harmless Buyer and its directors, officers, employees, affiliates, agents and assigns from and against any and all Losses of Buyer, directly or indirectly, as a result of, or based upon or arising from:

(a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Seller in or pursuant to this Agreement whether or not of a material nature;

(b) any other matter as to which Seller in other provisions of this Agreement has agreed to indemnify Buyer;

(c) any liability or obligation of Seller or any of its Affiliates;

(d) any third-party claims in respect of the Purchased Assets before the Closing Date that are asserted after the Closing Date; or

(e) noncompliance with any applicable bulk-sales or fraudulent-conveyance law in connection with or as a result of the sale and transfers contemplated by this Agreement.

7.2 OBLIGATIONS OF BUYER. Buyer agrees to indemnify and hold harmless, Seller from and against any Losses of Seller, directly or indirectly, as a result of, or based upon or arising from, any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement.

(a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement whether or not of a material nature;

(b) any other matter as to which Buyer in other provisions of this Agreement has agreed to indemnify Seller;

(c) any liability or obligation of Buyer or any of its Affiliates;

(d) any third-party claims in respect of the Purchased Assets before the Closing Date that are asserted after the Closing Date; or

(e) noncompliance with any applicable bulk-sales or fraudulent-conveyance law in connection with or as a result of the sale and transfers contemplated by this Agreement

7.3  PROCEDURE.

(a) NOTICE. Any party seeking indemnification (an "Indemnified Party") with respect to any Loss shall give notice thereof to the party required to provide indemnity hereunder (the "Indemnifying Party") and within 30 days after receipt by the Indemnified Party of notice of any demand, claim or circumstances that could give rise to a claim, or the commencement (or threatened commencement) of any action, proceeding or investigation (including, without limitation, a notice of any Tax audit or of any request to waive or extend the statute of limitations applicable to the assessment or collection of any Tax) that could give rise to a right to indemnification pursuant to this ARTICLE VIII. Notwithstanding the foregoing, (i) no Indemnified Party shall have any obligation to give any notice of any asserted liability by a third party unless such assertion is in writing and (ii) the rights of any Indemnified Party to be indemnified in respect of any Loss resulting from the asserted liability shall not be adversely affected by the Indemnified Party's failure to give or delay in giving notice unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

(b) DEFENSE. If any claim, demand or liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall upon the written request of the Indemnified Party, defend any action or proceeding brought against the Indemnified Party in respect of matters embraced by the indemnity, but the Indemnified Party shall have the right to conduct and control the defense, compromise or settlement of any Indemnifiable Claim if the Indemnified Party chooses to do so, on behalf of and for the account and risk of the Indemnifying Party who shall be bound by the result so obtained to the extent provided herein. If, after a request to defend any action or proceeding, the Indemnifying Party neglects or refuses to defend the Indemnified Party, a recovery against the latter suffered by it in good faith, is conclusive in its favor against the Indemnifying Party; provided, however, that, if the Indemnifying Party has not received reasonable notice of the action or proceeding against the Indemnified Party, or is not allowed to control its defense, judgment against the Indemnified Party is only presumptive evidence against the Indemnifying Party. The parties shall cooperate in the defense of all third-party claims that may give rise to Indemnifiable Claims hereunder.



(c) INSURANCE MATTERS. The provisions of this ARTICLE VII are subject to the rights of any Indemnified Party's insurer that may be defending any such claim. If the Indemnifying Party makes any payment hereunder of a Loss, the Indemnifying Party shall be subrogated, to the extent of such payment, to the rights of the Indemnified Party against any insurer or third party with respect to such Loss. Nothing in this SECTION 7.3 shall be deemed to obligate any person to maintain any insurance or to pursue any claim against any insurer or third party.

7.4 SURVIVAL. This indemnification shall survive the Closing and shall remain in effect for a period of 2 years after the date of Closing, intentional misrepresentations under or breaches of this Agreement, as to which the indemnification obligations shall remain in effect for a period of 2 years after the date of actual discovery of each such misrepresentation or breach. Any matter as to which a claim has been asserted by notice to the other party that is pending or unresolved at the end of any limitation period shall continue to be covered by this ARTICLE XII until such matter is finally terminated or otherwise resolved subject to applicable statutes of limitations by the parties and settled under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

7.5 NOTICES BY SELLER. Seller agrees to notify Buyer of any liabilities, claims or misrepresentations, breaches or other matters covered by this ARTICLE VII upon discovery or receipt of notice thereof (other than from Buyer), whether before or after Closing.

7.6 NOT EXCLUSIVE REMEDY. This ARTICLE VII shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.



                                  ARTICLE VIII


                                     GENERAL


8.1 AMENDMENTS; WAIVERS. This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

8.2 SCHEDULES; EXHIBITS; INTEGRATION. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

8.3  BEST EFFORTS; FURTHER ASSURANCES.

(a) COMMITMENT TO BEST EFFORTS. Each party will use its best efforts to cause all conditions to its and the other parties' obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement. Each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

(b) LIMITATION. As used in this Agreement, the term "best efforts" shall not mean efforts that require the performing party to do any act that is unreasonable under the circumstances or to expend any funds other than in payment of reasonable out-of-pocket expenses incurred in satisfying obligations hereunder, including but not limited to the fees, expenses and disbursements of its accountants, actuaries, counsel and other professional advisers.



8.4  GOVERNING LAW; ARBITRATION.


(a) The parties expressly and irrevocably agree and consent that this Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of State of North Carolina applicable to contracts made and performed in such State and without regard to conflicts-of-law doctrines except to the extent that certain matters are preempted by federal law or are governed by the law of the jurisdiction of incorporation of the respective parties.

(b) Any dispute arising from this agreement shall be governed in accordance with the RULES OF PROCEDURE FOR CHRISTIAN CONCILIATION of the Institute for Christian Conciliation (Peacemaker Ministries) for any and all disputes concerning or arising from or under this agreement. Both parties realize that arbitration will be the exclusive remedy for potential disputes and may not later litigate these or any other related matters in civil court

(c) In the event of a breach of any party to consummate a dispute through Arbitration as set out in section 8.4(b) above, or breach of any covenant of any party to this agreement, nothing herein shall prohibit the non-breaching party from seeking equitable relief in a court of law, and to be entitled to enforce this Agreement as to such matters by injunctive relief and by specific performance; such relief to be without the necessity of posting a bond, cash or otherwise (unless required by North Carolina law).

8.5 NO ASSIGNMENT. Neither this Agreement (nor related agreements pursuant to this Agreement) nor any rights or obligations under any of them are assignable except by mutual consent.

8.6 HEADINGS. The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

8.7 COUNTERPARTS. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise therein provided) when one or more counterparts have been signed by each party and delivered to the other party.

8.8 PUBLICITY AND REPORTS. Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement, and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without consulting with the other party.

8.9 CONFIDENTIALITY. All information disclosed in writing and designated in writing as confidential by any party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any such Persons other than as contemplated by this Agreement, except to the extent that such information (i) was known by the recipient when received, (ii) it is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the parties, (iv) as may otherwise be required by law or (v) to the extent such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated in accordance with its terms, each party shall use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this SECTION 9.9, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.

8.10 PARTIES IN INTEREST. This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.





8.11 NOTICES. Any notice or other communication hereunder must be given in writing and either (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism provided that any notice so given is also mailed as provided in clause (c) or (c) mailed by certified or registered mail, postage prepaid, return receipt requested as follows:


            If to Buyer, addressed to:

            711.NET, Inc.
            Attention: Chuck Stevens
            2102 Cambridge Beltway Drive
            Suite C

            Charlotte, North Carolina 28273
            Fax: 704-971-7540


            With a copy to:

            John B. Yorke
            Smith Helms Mulliss & Moore, L.L.P.
            201 N. Tryon Street
            Charlotte, NC 28202
            Fax: (704) 334-8467

            If to Seller, addressed to:


            IExalt, Inc.
            12000 Aerospace Avenue
            Suite 375
            Houston, Texas 77034-5576
            Attn: Donald W. Sapaugh
            (281) 464-8400


            With a copy to:


            Wes Christian
            General Counsel
            Christian & Smith
            2302 Fannin #500
            Houston, Texas  770002
            Fax: (713) 659-7641
or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this
SECTION 8.11, (ii) if given by mail, three days after such communication is deposited in the mails with first-class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when actually delivered at such address.

8.12 EXPENSES. Each of Seller and Buyer shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby and of securing third-party consents and approvals required to be obtained by it. Seller shall pay any documentary transfer tax, real property transfer or gains tax, document-recording fees and charges, and any income, franchise or revenue tax or excise tax (and any surtax thereon) due in connection with the consummation of the transactions contemplated by this Agreement.

8.13 REMEDIES; WAIVER. All rights and remedies existing under this Agreement and any related agreements or documents are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

8.14 ATTORNEYS' FEES. In the event of any Action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses incurred in such Action.

8.16 SEVERABILITY. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect.



                            [SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.


                                    711.NET, INC.

                                    By: /s/CHUCK STEVENS
                                       ---------------------------------

                                    Title: PRESIDENT
                                          ------------------------------



                                    IEXALT, INC.


                                    By: /s/DONALD W. SAPAUGH
                                       --------------------------------
                                    Title:  CEO
                                          -----------------------------

                      BILL OF SALE AND ASSIGNMENT AGREEMENT


      This BILL OF SALE AND ASSIGNMENT AGREEMENT is made this the 29th day of May 2001, by IEXALT, INC., a Nevada corporation ("Seller") and 711.NET, INC., a North Carolina corporation ("Buyer"). All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Asset Purchase Agreement (as defined below).

                              W I T N E S S E T H:

      WHEREAS, pursuant to an Asset Purchase Agreement, dated as of May 29, 2001 (the "Agreement"), between Seller and Buyer, Seller has agreed to sell to Buyer all of the Purchased Assets of Seller related to the Consumer Business (as defined in the Asset Purchase Agreement) of Seller; and

      WHEREAS, Buyer, in exchange for the Purchased Assets, has agreed to pay to Seller the Purchase Price based on a formula of One Times Annual Gross Revenue, adjusted for prepaid accounts; and which the Parties have hereto agreed equals the total sum of $1,456,000.00 for the Purchased Assets, and which such sum shall be paid as follows;

            (i) One Hundred Fifty Thousand dollars ($150,000) shall be paid upon closing; plus

            (ii) Six Hundred Forty-Eight Thousand dollars ($648,000) shall be paid in monthly payments of not less then Twenty-four Thousand dollars ($24,000), and payable in not more then 25 months from the date all of Sellers "Consumer Business" has transitioned to Buyer (as defined in section 2.3 (b) ii and iii of the "Asset Purchase Agreement"); plus

            (iii) The balance of the Purchase Price (the total sum of the payment amounts of (i) and (ii) above), an amount that equals $658,000.00, shall be paid to Seller in shares of common stock of Buyer (the "Buyer Common Stock") the price of which is $1.50 per share. In the event of a stock split, reverse stock split or similar recapitalization after the Closing Date, the price per share, and the number of shares to be exchanged shall be adjusted accordingly.


      WHEREAS, Seller has executed and delivered this Bill of Sale and Assignment to Buyer for the purpose of selling and assigning to and vesting in Buyer all of Seller's right, title and interest in and to the Purchased Assets.

      NOW, THEREFORE, in consideration of the Purchase Price and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, Seller hereby grants, sells, conveys, assigns, transfers and delivers to Buyer (and/or its successors and assigns) all of Seller's right, title and interest, legal and equitable, in and to all of the Purchased

Assets, to have and to hold the same; and Seller hereby warrants title to such Purchased Assets unto Buyer (and/or its successors and assigns) to the full extent warranted in the Agreement.

      Nothing in this instrument, express or implied, is intended or shall be construed to confer upon or give to any person, firm or corporation other than Buyer, its successors and assigns, any remedy or claim under, or by reason of, this instrument or any term, covenant, condition, promise or agreement hereof. All of the terms, covenants, conditions, promises and agreements contained in this instrument shall be for the sole and exclusive benefit of Buyer, its successors and assigns.

      Neither the making nor the acceptance of this instrument shall enlarge, restrict or otherwise modify the terms of the Agreement or constitute a waiver or release by Seller or Buyer of any liabilities, duties or obligations imposed upon them by the terms of the Agreement, including without limitation the representations, warranties, covenants, agreements and other provisions of the Agreement.

      This instrument shall be governed by and enforced in accordance with the laws of the State of North Carolina.

   This instrument may be executed in counterparts and all copies so executed shall constitute one agreement, notwithstanding that all parties are not signatories to the original or the same counterpart.


      IN WITNESS WHEREOF, this Bill of Sale and Assignment has been duly executed on the date first above written.




                                    IEXALT, INC.

                                    By:   /s/ DONALD W. SAPAUGH
                                          ------------------------------

                                    Name:     DONALD W. SAPAUGH
                                          ------------------------------

                                    Title:        CEO
                                          ------------------------------



                                    711.NET, INC.

                                    By:   /s/ CHUCK STEVENS
                                          ------------------------------

                                    Name:      CHUCK STEVENS
                                          ------------------------------

                                    Title:       PRESIDENT
                                          ------------------------------

                               EXHIBIT B - ASSETS


Customer Data -
   [ ]  Individual account data for all customers;
   [ ] List of all pricing plans and effective dates of plans including ISP, filter only, broadband, hosting and other;
   [ ] Historical account data for entire customer database (including inactive customers)
   [ ]  List of "paid thru" dates for all active customers
   [ ]  List of pending refunds (if any)
   [ ]  Copy of prior communication to customers for future reference
   [ ]  Name / telephone number of billing department/customer service contacts


Equipment/Licenses -
   [ ] List/description of all hardware (e.g., servers, CPUs, monitors, switches, routers, etc.)
   [ ]   List/description of all software packages (e.g., radius, licenses)
   [ ]   List/description of all filtering hardware
   [ ]   List of all domains to be transferred
   [ ]   List/copy of all leasing agreements
   [ ]   List of IP addresses for equipment
   [ ]   List of all service/maintenance agreements and warranty information.

Software -
   [ ]   PRISM Billing System and documentation
   [ ]   List / copy of all software licenses, documentation
   [ ] Documents of ownership (property rights) to internal development, proprietary information

Vendor Contracts -
   [ ]   NOC - Lease agreement
   [ ]   NOC - Service agreement
   [ ]   Network agreements
   [ ]   Contact name/address/telephone numbers for vendors
   [ ]   Miscellaneous contracts (e.g., Netsurfer, etc., PRISM maintenance, etc.)
   [ ]   Dates paid thru (A/P - Invoices)


Partnerships -
   [ ]   List/Copy of agreements with all affiliates, partnerships
   [ ] Copy of contract with DPEC; database of current learning center accounts
   [ ] Current list of groups advertising on CleanWeb site; copy of agreements, price listing.


Miscellaneous -
   [ ]   Samples of current / past marketing materials
   [ ]   Camera ready art for logo
   [ ]   Trademarks, copyrights owned
   [ ]   Names and telephone numbers of contacts
   [ ]   Other items common and necessary for the conduct of the assets conveyed

                                    Exhibit C

                             STRATEGIC MARKETING AND
                               RESELLER AGREEMENT


THIS STRATEGIC MARKETING AGREEMENT ("Agreement") is entered into this 29th day of May 2001, by and between iExalt, Inc. ("iExalt"), a Nevada corporation having its principal offices at 12000 Aerospace Avenue, Suite 375, Houston, Texas 77034, and 711.NET, Inc. ("711.NET"), a North Carolina corporation having its principal offices at 2102 Cambridge Beltway Drive, Suite C, Charlotte, North Carolina 28273. 711.NET and iExalt are sometimes referred to in this Agreement collectively as the "Parties." Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Asset Purchase Agreement.


                                    RECITALS

            WHEREAS, 711.NET has entered into an Asset Purchase Agreement with iExalt (the "Asset Purchase Agreement") dated as of May 29, 2001 whereby 711.NET agreed to purchase certain of the assets of iExalt, including but not limited to iExalt subscribers and subscriber lists (the "Purchased Assets"), to use in its business as an Internet services and marketing company; and


      WHEREAS, 711.NET is in the business of providing Internet Filtering and Content Management products and services to consumers, business, education, organization, and government entities (the "Internet Business"); and

      WHEREAS, in connection with the sale of the iExalt Internet business to 711.NET, iExalt desires to continue to market, resell, and produce additional business and Internet subscriber sales and services to iExalt constituency, market influences, and other organizations as a Reseller of such Internet services for 711.NET's ISPBrand Internet access services; and

      WHEREAS, 711.NET wishes to be the exclusive provider of the Internet Business to persons affiliated with those entities contracted by iExalt during its offerings and wishes to retain iExalt for the purpose of marketing and promoting the Internet Business to those entities, and iExalt hereto desires to be so retained by 711.NET; and

      WHEREAS, iExalt desires to commit to the terms of this Agreement in order to market a branded version of ISPBrand Internet access services by 711.NET.

      NOW, THEREFORE, in consideration of the engagement by 711.NET of iExalt to perform certain services and the engagement by iExalt of 711.NET to perform certain services, the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as set forth herein:



1. LICENSE TO MARKET AND RESELL. Subject to the terms and provisions of this Agreement, 711.NET grants to iExalt the worldwide, nonexclusive, nontransferable, limited, personal right ("License") to market ISPBrand Internet access services under the branding of 711.NET, and whose ownership of such subscribers shall be the sole property of 711.NET.

2. THE SERVICE. Internet services provided for marketing by iExalt of the ISPBrand Internet access service will include the following items:

      2.1. Permission to customize existing "CleanWeb", "ViaFamily Online", or other brands of 711.NET as agreed by the Parties, such marketing material, CD jacket, CD, graphics and other related materials with the logo of the private label. iExalt shall be required to display the "Powered by ISPBrand" service mark on all materials. See Addendum 2 - Service Mark.

      2.2. Permission for iExalt to use 711.NET trademarks and service marks for the expressed purpose of marketing the Private Label version of ISPBrand Internet service pursuant to item " 8. Usage" below.

      2.3. Permission for iExalt to establish a "home" web site, or link to such a site, that will be the default home page for its customers. In addition, iExalt and iExalt customers are granted permission to link to certain components of the "ViaFamily Online" portal (WWW.VIAFAMILY.COM) related specifically to service issues such as technical support, service availability, or other sections specifically approved by 711.NET, pursuant to item "8. Usage" below.

      2.4. Permission for iExalt to establish a custom e-mail address (domain name) for the customers as agreed by the Parties.

3. PERFORMANCE. It is recognized by the Parties that iExalt will have current and future Marketing relationships that are expected to produce additional subscribers for 711.NET. iExalt will faithfully, industriously, and aggressively and to the best of its ability, experience and talent, perform all duties that may be required of it, pursuant to the express and implicit terms of this Agreement. In exchange for a forward pricing plan (defined in Addendum 1 Compensation, hereto attached), iExalt commits to securing at least 10,000 new Subscribers to the 711.NET system through its marketing channels. Should iExalt not equal or exceed 10,000 Subscribers within the initial twelve (12) months following Closing, iExalt shall pay to Purchaser $50,000 in iExalt common stock, but not greater than 100,000 shares of restricted common stock.


      4.          AS TO IEXALT.

      4.1. Prior to the execution of this Agreement, iExalt shall present 711.NET an overview of the Marketing Plan to be carried out following the activation of a Private Label service, and provide growth forecasts to ensure timely network capacities.


      4.2. iExalt may establish or change pricing to the customers for services offered by the Private Label service with a 30 day written notification to 711.NET, such pricing changes that could be subject to revised Royalty payments.



      4.3. iExalt acknowledges that all costs related to marketing materials including, but not limited to, brochures, CD jackets, CD's, mailing expenses, and toll free customer sales telephone calls associated with marketing campaigns are borne by iExalt and iExalt may use such customer list for other marketing purposes.

      4.4. iExalt agrees to pay for services provided by 711.NET for each subscriber contracted by IExalt including costs for postage and handling costs as related to the processing and shipment of start-up CD's requests handled by the 711.NET customer services center defined herein in Addendum 1 - Compensation.

      4.5. iExalt acknowledges that if it elects to offer any "Free Trial Offers" (30 day or other) as an incentive to acquire new subscribers, iExalt will be charged $25.00 per customer that takes advantage of such an offer, but who subsequently cancels the service within the "trail" period offered.

      4.6. iExalt agrees to place a non-hyper linked service mark "Powered by ISPBrand" on the services home page.

5.  AS TO 711.NET.

      5.1. iExalt shall be paid a monthly Royalty for all active fully paying subscribers developed through such Marketing relationship, as defined in Addendum 1 Compensation, hereto attached. Royalty payment will only be made after payment for services is received from the customer by 711.NET. Royalty payments will be made to iExalt no later than 30 days after the end of the calendar month of which a subscriber activated their service account.

      5.2. 711.NET will provide iExalt the complete ISPBrand Internet access service including toll free technical and billing support as well as services including branded e-mail address (domain names), custom Web Mail, ability to use off-line/online communication windows specific to the start-up software currently being used by 711.NET, establishment of the private label homepage as the default homepage for its customers and basic service information to prospective customers.

      5.3. 711.NET will provide complete billing services for private label customers. All customer account billing is charged in advance for services rendered.

      5.4. 711.NET will provide a monthly report to iExalt regarding new customers, cancellations, refunds and other relevant billing information via a web "reports" interface.

6. ROYALTY CONVERSION RIGHTS. 711.NET grants to iExalt, and iExalt shall have the right and option to increase ownership in 711.NET by converting Royalty payments to 711.NET stock (common), such stock which shall contain preferred pricing as set out herein and which terms are incorporated in the Asset Purchase Agreement;

   For each Royalty dollar iExalt converts to 711.NET stock, such dollar shall be calculated at a premium rate of 1.25 times such dollar. E.g. each $5.00 royalty, times 1.25 premium, shall equal $6.25 in stock ($5.00x1.25=$6.25).

   Until May 31, 2002, iExalt shall receive a preferred stock purchase price of $1.50 per share of 711.NET (Common Stock) on all Royalty dollars converted to 711.NET stock. E.g. each $6.25 post-premium Royalty dollar shall equal 4.166 shares of 711.NET stock ($6.25/$1.50= 4.166).

7. SET UP. Parties agree to provide the necessary resources to establish a new private label service within 30 days of receipt of a completed "task list" for the new private label service from iExalt.

8. TERM OF THE AGREEMENT. This Agreement is for a period of one year and shall automatically extend for additional periods of one year unless either party provides written notice to the other at least thirty (30) days in advance of the then-current term. iExalt is subject to termination costs associated with the closing of iExalt customer accounts. Costs may include, customer bad credit, unpaid accounts and refunds, as a result of iExalt or its customers.


9. NONCOMPETITION-NONDIVERSION. iExalt will not offer to its customers or operate any other Internet access service in competition with the Internet services offered by 711.NET during the term of this agreement. For two (2) years after the Closing Date, iExalt shall not solicit, directly or indirectly, any of 711.NET's present or past subscribers or customers for the purpose of diverting such subscribers, for either their own individual or combined benefit or for the benefit of any individual, company or other entity, that is engaged directly or indirectly, in the same or substantially the same activities as comprise the Internet Business of 711.NET.

10. USAGE. iExalt and 711.NET will take such action as is necessary to protect 711.NET's copyrights, trade names, trademarks, goodwill, trade secrets, proprietary information, products and services. iExalt may attach to or modify existing 711.NET marketing materials to the extent necessary to effectively market the CleanWeb Online Internet service. iExalt shall submit to 711.NET all such material for accuracy and clarity regarding the services marketed prior to distribution. This License is written approval for iExalt to market and obtain subscribers for the benefit of 711.NET and its ISPBrand Internet access service. This approval does not extend to any other products or services provided by 711.NET, except as provided under separate agreement between the Parties.

11. CUSTOMER TERMS OF SERVICE AND CONDITIONS.

      11.1. ACCEPTABLE USE POLICY, FEES, CANCELLATIONS, REFUND POLICY. Licensee and all private label services of ISPBrand shall be subject to and comply with the Acceptable Use Policies and Terms of Service, including Fees, Cancellations and Refunds Policy established and enforced by 711.NET as defined in Addendum 4-Acceptable Use Policy. 711.NET, Inc. reserves the right, in its sole discretion, to amend, modify or change the Acceptable Use Policy from time to time. Any such change shall be effective upon posting. 711.NET, Inc. reserves the right to suspend or terminate the private label's service for a violation of the Acceptable Use Policy. iExalt agrees to require its private label clients and End-Users to comply with the terms of the Policies and conditions of the acceptable policy and shall make their compliance a condition to continued provision of private labeled services. iExalt agrees to require its private label clients to indemnify and hold harmless iExalt and 711.NET, Inc. from any losses, damages, costs or expenses resulting from any third party claim or allegation arising out of or relating to use of the Internet Services provided by 711.NET, Inc., including any claim which would constitute a violation of the policy or a violation of a third party's intellectual property rights.

      11.2. IEXALT USE OF 711.NET'S ACCEPTABLE USE POLICY. 711.NET grants iExalt the right to replace references to any of the 711.NET filtered services, such as ViaFamily or 711.NET Online stated in the Acceptable Use Policy, with the service name it is offering.

12. CONFIDENTIALITY. CONFIDENTIAL INFORMATION. iExalt acknowledges that in the course of iExalt's rendering of the Services to 711.NET after the sale of the Purchased Assets, they have had and may continue to have access to and acquire confidential information relating to the Purchased Assets and the Internet Business. ("Confidential Information. For purposes of this Agreement, the term "Confidential Information" means and includes any and all information used by 711.NET or iExalt, as the case may be, in its business and any and all information provided by one party to the other, including, without limitation, all methods, ideas, concepts, materials, documents, records, computer programs, work, models, processes, procedures, designs, drawings, plans, inventions, devices, parts, improvements, trade secrets, know-how, financial data, customer lists, customer information, market information, all other physical and intellectual property and all other information in any form whatsoever and howsoever related to the Internet Business; provided, however, that the term "Confidential Information" shall not include information which the non-disclosing party through reasonable documentary evidence can show it was aware of prior to disclosure or which is generally available to the public other than by breach of this Agreement. iExalt acknowledge that the Confidential Information will be the property solely of 711.NET as a result of the closing of the Asset Purchase Agreement and will constitute trade secrets and Confidential Information of 711.NET and that their knowledge of the Confidential Information would enable either to cause 711.NET irrevocable harm upon the disclosure of such matters.

       12.1. DUTY OF CONFIDENTIALITY AND RESTRICTIVE USE. The parties agree that access given to the other party's Confidential Information is in a fiduciary capacity only, and that the Confidential Information shall be deemed proprietary and confidential without regard to whether such information would be deemed so by others. Accordingly, each party agrees that it will not, at any time or in any manner whatsoever, either during or after termination of the engagement, divulge, disclose or otherwise make known to any person, firm, corporation or other entity such Confidential Information, except for those who need to know in connection with the engagement and who agree in writing to be bound by the terms of this Agreement, and that who will not make use of such Confidential Information for any purposes other than for the benefit of the other party. Each party further agrees that, upon termination of the engagement, they will return to the disclosing party all originals and copies of the Confidential Information.

13. OTHER LEGAL ISSUES

       13.1. COPYRIGHT. Content of ISPBrand, Via Family Online, CleanWeb, 711.NET Online and other Internet access service owned by 711.NET are protected by United States copyright laws and international treaty provisions. iExalt shall treat this material like any other copyrights material and agrees not to rent, lease, lend or sell the service. iExalt shall not attempt to reverse engineer, decompose, disassemble or make any attempt to discover the source code to the service and the details of any proprietary content.

       13.2. LIMITED WARRANTY. 711.NET warrants to iExalt that during the term of this Agreement, ISPBrand Internet access service will substantially conform to its documentation and specifications when used in conformance with such documentation, and the service will be free from material defects under normal use. EXCEPT AS PROVIDED HEREIN, THE SERVICE THAT IS THE SUBJECT OF THIS AGREEMENT IS LICENSED "AS IS" AND WITHOUT WARRANTY, EITHER EXPRESSED OR IMPLIED, AS TO PERFORMANCE, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE.

       13.3. REMEDIES. Each party acknowledges that the intentional or unintentional release of any proprietary content or Confidential Information in violation of this Agreement, will cause irreparable harm for which the other party may not be fully or adequately compensated by recovery of monetary damages. In the event of any such violation, the non-breaching party will be entitled to injunctive relief form a court of competent jurisdiction in addition to monetary damages and any other remedy available at law or in equity. If any action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to recover, at trial and on appeal, reasonable attorneys' fees, costs and disbursements in addition to any other relief that may be granted.

       13.4. GOVERNING LAW; ARBITRATION. The parties expressly and irrevocably agree and consent that this Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of State of North Carolina applicable to contracts made and performed in such State and without regard to conflicts-of-law doctrines except to the extent that certain matters are preempted by federal law or are governed by the law of the jurisdiction of incorporation of the respective parties. (a) Any dispute arising from this agreement shall be governed in accordance with the RULES OF PROCEDURE FOR CHRISTIAN CONCILIATION of the Institute for Christian Conciliation (Peacemaker Ministries) for any and all disputes concerning or arising from or under this agreement. Both parties realize that arbitration will be the exclusive remedy for potential disputes and may not later litigate these or any other related matters in civil court.
                (b) In the event of a breach of any party to consummate a dispute through Arbitration as set out in section 13 (a) above, or breach of any covenant of any party to this agreement, nothing herein shall prohibit the non-breaching party from seeking equitable relief in a court of law, and to be entitled to enforce this Agreement as to such matters by injunctive relief and by specific performance; such relief to be without the necessity of posting a bond, cash or otherwise (unless required by North Carolina law).

       13.5 TERMINATION BY BREACH OR DEFAULT OF IEXALT. In the event a breach or default of this Agreement by iExalt remains uncured for more than thirty (30) days after receipt of written notice from 711.NET, 711.NET may terminate this Agreement and all rights hereunder by giving iExalt written notice of termination. Upon the termination thereof, 711.NET will have the right immediately to discontinue the provision of Private Label services provided to iExalt.

       13.6 TERMINATION BY BREACH OR DEFAULT OF 711.NET. In the event a breach or default of this Agreement by 711.NET remains uncured or more than thirty (30) days after receipt of written notice from iExalt, iExalt may terminate this Agreement and all rights hereunder by giving 711.NET written notice of termination. Upon the termination hereof, iExalt will have the right to immediately discontinue the marketing of the Internet Business, and shall relinquish all claims to future Royalty.

       13.7 MUTUAL INDEMNIFICATION. Each party to this Agreement will indemnify and defend the other and its directors, officers, employees and agents against any and all losses, liabilities, judgments, awards and costs (including reasonable legal fees and expenses) arising from or relating to: a) any material breach of obligations herein; or b) any negligent act or omission or willful misconduct by its employees and/or its agents.

       13.8 ASSIGNMENT. The rights in this Agreement are iExalt's and will not be transferred or assigned by operation of law or otherwise, without the prior written consent of 711.NET. Any transfer or assignment in violation of this paragraph shall be void and will have no force or effect as to 711.NET.

       13.9 FORCE MAJEURE. Neither party shall be considered in default under any provision of this Agreement by reason of any delay or failure in its performance of its obligations hereunder if such delay or failure is caused by events beyond its reasonable control, including but not limited to acts of God or the public enemy; riots or insurrections; war; accidents; fire; strikes; and other labor difficulties (whether or not the party is in a position to concede to such demands); embargoes; judicial action; lack of or inability to obtain export permits or approvals, necessary labor, materials, energy, components, or machinery; and acts of civil or military authorities. The time for any performance required hereunder shall be extended by the delay incurred as a result of the events described above,.

       13.10 MISCELLANEOUS/SEVERABILITY. The terms of this Agreement are binding on the Parties, their subsidiaries, affiliates and any party controlling, controlled by or under common control with, the Parties and their successors, iExalt, agents, employees and associated individuals of the Parties. The invalidity or lack of enforceability of any provision hereof will in no way affect the validity or enforceability of any other provision. The Parties agree that this Agreement will be governed by the internal laws of the state of North Carolina, without regard to North Carolina conflict of law principles.

       13.11 BINDING AGREEMENT. This Agreement shall be binding upon the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

       13.12 ENTIRE AGREEMENT. This Agreement and the attached Addendums constitute the entire understanding and agreement between the parties and supersede any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof. This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by the parties. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

       13.13 NOTICES. Any notice required by this Agreement or given in connection with it, will be in writing and will be given to the appropriate party by personal delivery or by certified mail, or recognized overnight delivery services, return receipt requested. Facsimile notice may be used only if a means of obtaining an immediate written confirmation of receipt is available and such proof is presented in the event of a dispute.

       13.14 CHANGES. 711.NET reserves the right to modify all names, trademarks, service marks, trade names or other marks as it, in its sole discretion, may determine from time to time to be appropriate or beneficial to it. IExalt shall comply promptly with notice from 711.NET with any such change.






                            [Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of this 29th day of May 2001.





711.NET, INC.


By:  /s/CHUCK STEVENS
     -----------------------------

Title: PRESIDENT
     -----------------------------



IEXALT, INC.


By:  /s/ DONALD W. SAPAUGH
     -----------------------------

Title:    CEO
     -----------------------------

                   STRATEGIC MARKETING AND RESELLER AGREEMENT
                             ADDENDUM 1-COMPENSATION



A. ROYALTY-COMPENSATION PLAN. 711.NET shall pay to iExalt a royalty for each consumer that becomes an active fully paying subscriber developed through the iExalt Marketing plans and programs. Royalty shall be paid each month the subscriber remains an active subscriber to the 711.NET service. The Royalty payment shall be delivered to iExalt as set forth in Section 5 of the Strategic Marketing and Resellers Agreement, and except as amended by the Parties, shall be based on the following plan of compensation;

      A-1. ROYALTY PROGRAM. The following Royalty amounts are based on a customer who is paying $21.95/month for filtered ISP services.

            Active Subscribers   0 - 10,000              $5.00 per subscriber

            Active Subscribers    10,001 - 20,000        $6.00 per subscriber

            Active Subscribers 20,001 +                  $7.00 per subscriber


      A-2 PREPAID PAYMENT PLANS. A Royalty payment in the amount of 10% of the Gross Subscription price paid by subscriber shall be paid on all Prepaid, semi-annual or annual payment plans. E.g. a discounted, prepaid plan of $18.95 times 10% equals Royalty ($18.95x12 months=$227.40x10% = $22.74
      Royalty).

B. SUBSCRIBER DEFINITION. The Parties agree that a "Subscriber" shall be more fully defined as a customer who has requested the services of 711.NET through iExalt for filtered ISP services, completed the account registration process, accepted all terms of service policies, provided for account payment, and has prepaid the account prior to use on a accepted monthly payment plan, or other plan(s) as offered by the Parties.

C. FULFILLMENT SERVICES. 711.NET provides fulfillment services for private labels where CD request orders are placed through the 711.NET Call Center. Orders will be processed and shipped by 711.NET and Licensee will be charged for postage and handling for each CD shipped. Postage charges, as determined by the U.S. Postal Service (First Class Rate) plus a $.05 cents per CD handling fee will be assessed. 711.NET will provide a monthly report that reflects information on the number of CD's processed and shipped for the Licensee. The total charge will be deducted from compensation due Licensee from monthly subscriber sales.

                                   ADDENDUM 2
                                  SERVICE MARK




The following is a sample service mark for "Powered by ISPBrand". Customization will be considered as requested by iExalt or offered by 711.NET.




                                [ISPBRAND LOGO]